EXHIBIT 99.1

NEWS RELEASE

Contact: Kathy Liebmann	(734) 241-2438	kathy.liebmann@la-z-boy.com

LA-Z-BOY NAMES JANET KERR TO BOARD

MONROE, MI.  February 17, 2009—La-Z-Boy Incorporated (NYSE: LZB) today announced that Janet E. Kerr has been named to its Board of Directors.  She will serve as a member of the Nominating and Governance Committee.  The appointment expands the company’s Board to 11 members.

Kerr, 54, is a Professor of Law and the Executive Director and Founder of the Geoffrey H. Palmer Center for Entrepreneurship and the Law at Pepperdine University School of Law.  She is a Member of the Governance Exchange Advisory Council of ISS/Risk Metrics and is also a member of the Board of Directors of CKE Restaurants, Inc., a New York Stock Exchange - listed company, where she is Chairperson of the Corporate Governance Committee and a member of the Compensation Committee.

James W. Johnston, Chairman of La-Z-Boy Incorporated, said, “We are honored Janet has joined our Board of Directors.  She brings a wealth of experience in corporate governance matters and has prior public- and private-company board experience, which will serve our company well.”

Kurt Darrow, President and Chief Executive Officer of La-Z-Boy, said, “Janet will undoubtedly make a significant contribution to our company.  In addition to her legal background and expertise in corporate governance, she has been a success in various entrepreneurial endeavors, allowing her to bring a unique perspective to our company.  Further, her retail experience as an Audit Committee member of Tilly’s, a clothing retailer, will be beneficial as the retail component of our business becomes more important.”

Johnston added, “Succession planning is important to our company and, with two members of our Board retiring next year, the Board believes it prudent to bring in Janet at this time to ensure continuity as the company navigates its way through a challenging period.  We are delighted to have someone of Janet’s caliber working with us and her various skill sets will complement those of our other board members.”

Professor Kerr is a member of the State Bars of California and New York.  She is the founder of several technology companies, including X-Labs, which was co-owned with HRL (Hughes Research Laboratories), is a world-renowned author and lecturer on securities and corporate governance matters and has worked as a staff attorney for the Securities and Exchange Commission.  Among her many other significant accomplishments, Kerr serves as a consultant to the U.S. Department of Commerce and numerous countries, such as China, France and Thailand, on various issues relating to commerce with the United States and entrepreneurial strategies.   She earned a B.A., summa cum laude, and a J.D. from Pepperdine University, as well as an L.L.M. in corporate law from New York University School of Law.

Additional Information
This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at http://www.la-z-boy.com/about/investorRelations/sec_filings.aspx.  Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:

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Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy Upholstery Group companies are Bauhaus, England and La-Z-Boy. The La-Z-Boy Casegoods Group companies are American Drew/Lea, Hammary and Kincaid.

The corporation’s proprietary distribution network is dedicated exclusively to selling La-Z-Boy Incorporated products and brands, and includes 328 stand-alone La-Z-Boy Furniture Galleries® stores and 449 Comfort Studios, in addition to in-store gallery programs at the company’s Kincaid, England and Lea operating units. According to industry trade publication In Furniture, the La-Z-Boy Furniture Galleries retail network is North America’s largest single-brand furniture retailer. Additional information is available at http://www.la-z-boy.com/.